UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 18, 2025

Date of Report

(Date of earliest event reported)

BRIDGEWATER BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-38412 (Commission File Number)	26-0113412 (I.R.S. Employer Identification No.)
	4450 Excelsior Boulevard, Suite 100 St. Louis Park, Minnesota (Address of principal executive offices)	55416 (Zip Code)

Registrant’s telephone number, including area code: (952) 893-6868

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.01 Par Value Depositary Shares, each representing a 1/100th interest in a share of 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share	BWB BWBBP	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2025, Bridgewater Bancshares, Inc. (the “Company”), the parent company of Bridgewater Bank (the “Bank”), announced the upcoming retirements of Mary Jayne Crocker, Executive Vice President and Chief Strategy Officer, and Jeffrey Shellberg, Executive Vice President and Chief Credit Officer. Mr. Shellberg is also a director of the Company and the Bank. In connection with their retirements, the Company announced the promotion to its Strategic Leadership Team, effective September 15, 2025, of Laura Espeseth as Chief Administrative Officer, Katie Morrell as Chief Credit Officer, and Jessica Stejskal as Chief Experience Officer.

In preparation for the transition, the Company and the Bank entered into amendments of each of Ms. Crocker’s and Mr. Shellberg’s existing employment agreements, which modify the terms and compensation arrangements of their agreements for the duration of their respective employment terms (together, the “Amendments”). Pursuant to the Amendments, Ms. Crocker’s employment agreement was amended to end on February 15, 2026 and Mr. Shellberg’s employment agreement was amended to end on October 9, 2026. Each has indicated that they will retire at the end of the term of their employment agreement. Mr. Shellberg intends to continue to serve as director of the Company and the Bank following his retirement.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by the terms and conditions of those documents, complete copies of which are attached hereto as Exhibit 10.1 and 10.2. Except as modified by the Amendments, the employment agreements for each of Ms. Crocker and Mr. Shellberg remain in effect in accordance with their respective terms.

On August 18, 2025, the Board of Directors (the “Board”) of the Company increased the number of directors constituting the entire Board from ten to eleven directors, and, upon the recommendation of the Company’s Nominating and ESG Committee, appointed Mary Jayne Crocker as a director to fill the vacancy created by this increase. Ms. Crocker’s initial term will commence on February 16, 2026, following her retirement from employment with the Company. There are no arrangements or understandings between Ms. Crocker and any other persons pursuant to which she was selected as a director. The Board has determined that Ms. Crocker will not initially qualify as an independent director under the rules of The Nasdaq Stock Market LLC and the Securities and Exchange Commission due to her previous service as an executive officer of the Company, and as a non-independent director, she will not initially be appointed to any Board committees. There are no family relationships between Ms. Crocker and any director or executive officer of the Company, and there are no related party transactions between the Company and Ms. Crocker that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Crocker will also serve as director of the Bank, with her initial term commencing on February 16, 2026.

Upon commencement of her term as a non-employee director of the Company, Ms. Crocker will participate in the Company’s Non-Employee Director Compensation Program. Pursuant to such program, Ms. Crocker will receive a quarterly retainer of $20,000 for service on the Board, which amount will be prorated for any partial term. A portion of the quarterly retainer may be paid in the Company’s common stock in accordance with the terms of the Company’s Non-Employee Director Compensation Program.

Item 7.01           Regulation FD Disclosure.

On August 19, 2025, the Company issued a press release announcing its executive leadership transitions and Ms. Crocker’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein. The information furnished pursuant to this Item and the related exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01           Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 10.1	First Amendment to Employment Agreement among Bridgewater Bancshares, Inc., Bridgewater Bank, and Mary Jane Crocker, dated August 18, 2025.
Exhibit 10.2	First Amendment to Employment Agreement among Bridgewater Bancshares, Inc., Bridgewater Bank, and Jeffrey Shellberg, dated August 18, 2025.
Exhibit 99.1	Press Release of Bridgewater Bancshares, Inc., dated August 19, 2025
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bridgewater Bancshares, Inc.

Date: August 19, 2025
By: /s/ Jerry Baack
Name: Jerry Baack
Title: Chairman and Chief Executive Officer

4